Exhibit 99.1

Blue Ridge Bankshares, Inc. Announces Third Quarter Earnings

Charlottesville, Va., October 28, 2020 – Blue Ridge Bankshares, Inc. (the “Company”) (NYSE American: BRBS) announced today its third quarter 2020 net income of $5.1 million, or $0.88 earnings per share, compared to $6.2 million, or $1.10 earnings per share, for the quarterly period ended June 30, 2020, and $1.3 million, or $0.29 earnings per share, for the quarterly period ended September 30, 2019. Earnings for the third quarter of 2020 include approximately $1.1 million in one-time expenses related to the proposed merger with Bay Banks of Virginia, Inc. (“Bay Banks”) (OTCQB: BAYK). The Company continues to experience record quarterly earnings, largely attributable to its mortgage division and the increased loan volumes. The Company also continued to recognize Paycheck Protection Program (“PPP”) loan processing fees over the expected loan lives throughout the third quarter, which was largely offset by increased loan loss provisioning due to the uncertainty surrounding COVID-19 and its long-term economic impact. Additionally, the Company was pleased to declare a third quarter 2020 dividend of $0.1425 per share, payable on October 30, 2020 to shareholders of record as of the close of business on October 22, 2020.

“Our team continues to proactively serve our clients and communities with unparalleled dedication,” said Brian K. Plum, President and Chief Executive Officer. “The ongoing combination of Paycheck Protection Program fee accretion and a historically strong mortgage market has enabled us to achieve record earnings while funding our loan loss provision at meaningful levels.”

“We remain vigilantly engaged on the loan portfolio and maintain an open line of communication with borrowers as we work through the fallout of COVID-19 together,” Plum added. “While the overall economic recovery this year has been strong and deferrals have significantly fallen, we recognize that many borrowers continue to struggle and will do so for the foreseeable future in an uncertain environment. We anticipate these conditions will contribute to a deterioration of asset quality in coming quarters.”

Proposed Merger

On August 13, 2020, the Company announced the signing of a definitive merger agreement with Bay Banks, pursuant to which the companies will combine in an all-stock merger with the Company as the surviving company. At or immediately following consummation of the merger, Virginia Commonwealth Bank, the wholly-owned commercial banking subsidiary of Bay Banks, will be merged with and into Blue Ridge Bank, National Association (the “Bank”), the wholly-owned commercial banking subsidiary of Blue Ridge, with the Bank as the surviving bank.

Paycheck Protection Program

The Company funded over 2,400 PPP loans totaling approximately $361 million, as of September 30, 2020. Estimated PPP processing fees earned by the Company for these loans is approximately $11.5 million. The Company funded these loans, which have a statutory loan interest rate of 1.00%, using the Federal Reserve Paycheck Protection Program Liquidity Facility (“PPPLF”), which provides 100% funding at a cost of 0.35%. PPP loans do not count toward bank regulatory capital ratios. The Company is currently working with PPP borrowers through the forgiveness phase of the program. As of October 28, 2020, $48.7 million in PPP loans have been submitted and are awaiting full forgiveness.

COVID-19 Response

The Company resumed normalized branch operations early in the third quarter and continues to follow appropriate hygienic and distancing guidelines. While branch traffic has steadily improved, the Company believes digital use adoption following COVID-19 will have a meaningful impact on future customer behaviors and business investment decisions.

Asset Quality

Nonperforming loans and loans 90 days or more past due totaled $4.5 million at September 30, 2020, a decrease of $1.7 million, or 27.1%, from June 30, 2020. The Company’s provision for loan losses amounted to $4.0 million for the third quarter of 2020, compared to $3.5 million in the second quarter of 2020. The increased provisioning in the second and third quarters is related to the continued uncertainty surrounding COVID-19 and its impact on the Company’s borrowers.

In response to COVID-19, the Company approved 553 loan deferrals for a total of $110.6 million, or 16.3% of the held-for-investment loan portfolio excluding PPP loans, as of October 20, 2020. Approximately $104.1 million, or 94.1%, of these deferred loan balances are now past the deferment period and are back on normal payment schedules. At the time of this release, the Company was aware of five borrowers with loan balances totaling $6.5 million that were either still in deferral or in the process of requesting a second deferral for a period of three months. The Company is closely monitoring the past due loan portfolio, and proactively staying in touch with borrowers, especially as it relates to high-risk industries as outlined below.

The economic fallout from COVID-19 is materially impacting all parts of the economy, and especially certain industries. The information below provides the Company’s exposure to these industries, utilizing the Company’s NAICS coding on its loan accounting system as of October 20, 2020:

Industry by NAICS Code	Number of Borrowers	Total Loan Balance
Hotels and Motels	13	$28,436,530
Bed and Breakfasts	5	2,748,650
All Other Traveler Accommodations	7	4,409,971
Full-Service Restaurants	17	4,091,938
Limited-Service Restaurants	11	4,707,694
Religious Organizations	36	7,245,171

TOTAL	89	$51,639,954

Balance Sheet

The Company had total assets of $1.5 billion at September 30, 2020, an increase of $562.5 million, or 58.6%, from December 31, 2019 and a decrease of $62.5 million, or 3.9% from June 30, 2020. The increase in total assets year-to-date was primarily driven by PPP. Loans held for investment increased $392.3 million, or 60.7% from December 31, 2019, and $17.7 million, or 1.7%, from June 30, 2020. Included in this increase is approximately $361.8 million in PPP loans originated year-to-date, and $11.8 million in PPP loans originated in the third quarter. A majority of these loans are fully funded by the Federal Reserve’s PPPLF program, resulting in a corresponding increase in other borrowed funds on the balance sheet. The decline in total assets for the third quarter is largely due to the maturity of additional funding obtained in the first half of the year, included in cash and due from banks, in response to the insecurity surrounding COVID-19. The Company continues to test liquidity sources to ensure proper funding is available as the uncertainty around COVID-19 remains at the forefront. Total deposits increased $193.2 million, or 26.8%, from December 31, 2019, and decreased $50.6 million, or 5.2% from June 30, 2020. Noninterest demand deposit accounts increased $100.8 million, or 56.7% year-to-date and decreased $6.6 million, or 2.3% for the third quarter. The increase in deposits year-to-date was attributable to funds retained from PPP customers as well as the build-up of liquidity in response to COVID-19. The decrease in the third quarter is largely due to the maturity of some of those additional liquidity reserves.

The Company experienced held-for-sale loan growth of $137.5 million, or 247.1%, year-to-date, and $65.3 million, or 51.1% in the third quarter. The growth in available-for-sale loans was due to an uptick in volume created by market conditions and the continued expansion of our retail and wholesale mortgage operations.

Income Statement

Net Interest Income

Net interest income was approximately $11.8 million for the quarter ended September 30, 2020, compared to $10.6 million for the second quarter of 2020, and $5.4 million for the quarter ended September 30, 2019. Included in third quarter net interest income was approximately $3.8 million in net PPP related loan income. The Company’s cost of deposits remained steady in the third quarter, decreasing slightly to 0.64% from 0.65% for the second quarter of 2020. Net interest margin increased to 3.26% in the third quarter from 3.19% in the second quarter of 2020, due to slight yield improvement in certain loan categories. The Company continues to experience margin pressure, including the net interest margin on its large PPP loan portfolio, which is 0.65%.

Other Income

Other income for the third quarter ended September 30, 2020 was $17.7 million compared to $16.5 million for the quarter ended June 30, 2020. This increase is attributable to increased mortgage revenue of $739 thousand in the third quarter in addition to the gains on the sale of government guaranteed loans, which amounted to $272 thousand in third quarter. Year-to-date mortgage volume for 2020 was over $900 million through September 30, 2020, a record for the Company.

Other Expense

Other expenses for the third quarter ended September 30, 2020 were $18.8 million compared to $15.8 million in the second quarter of 2020. The majority of this increase relates to the aforementioned one-time merger expenses of $1.1 million. Additionally, salaries and benefits increased $960 thousand for the third quarter of 2020 due to bonuses and commissions for the mortgage division in relation to increased volume.

Mortgage Division

The Company’s mortgage operations, which consists of its retail division operating as Monarch Mortgage and its wholesale division operating as LenderSelect Mortgage Group, recorded net income of $4.3 million for the third quarter compared to $5.1 million in the second quarter of 2020. The primary driver of these record earnings for the mortgage division was increased volume, largely due to the low rate environment, expansion of the retail business line, the addition of the wholesale business line in late 2019, and retaining mortgage servicing rights (“MSRs”) beginning in the second quarter of 2020. Income related to MSRs increased from $1.6 million through June 30, 2020 to $3.2 million year-to-date through September 30, 2020.

Capital and Dividends

The Company continually monitors its capital position and is particularly focused on the potential impact that the fallout from COVID-19 will have on its capital position. The Company remains confident in its ability to maintain capital levels at amounts required for regulatory purposes and for the payment of its common stock dividend, but the ability to maintain its dividend payment remains highly dependent on the depth and breadth of the economic impact of COVID-19. The Company may, depending on conditions, find it necessary to suspend common stock dividends.

Non-GAAP Financial Measures

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (“GAAP”) and prevailing practices in the banking industry. However, management uses certain non-GAAP measures to supplement the evaluation of the Company’s performance. Management believes presentations of these non-GAAP financial measures provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These non-GAAP disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of GAAP to non-GAAP measures are included at the end of this release.

Forward-Looking Statements

This release of Blue Ridge Bankshares, Inc. (the “Company”) contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of the Company’s beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “aim,” “intend,” “plan,” or words or phases of similar meaning. The Company cautions that the forward-looking statements are based largely on its expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company’s control. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements.

The following factors, among others, could cause the Company’s financial performance to differ materially from that expressed in such forward-looking statements: (i) the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; (ii) geopolitical conditions, including acts or threats of terrorism, or actions taken by the United States or other governments in response to acts or threats of terrorism and/or military conflicts, which could impact business and economic conditions in the United States and abroad; (iii) the effects of the COVID-19 pandemic, including the adverse impact on the Company’s business and operations and on the Company’s customers which may result, among other things, in increased delinquencies, defaults, foreclosures and losses on loans; (iv) the occurrence of significant natural disasters, including severe weather conditions, floods, health related issues, and other catastrophic events; (v) the Company’s management of risks inherent in its real estate loan portfolio, and the risk of a prolonged downturn in the real estate market, which could impair the value of the Company’s collateral and its ability to sell collateral upon any foreclosure; (vi) changes in consumer spending and savings habits; (vii) technological and social media changes; (viii) the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; (ix) changing bank regulatory conditions, policies or programs, whether arising as new legislation or regulatory initiatives, that could lead to restrictions on activities of banks generally, or the Company’s subsidiary bank in particular, more restrictive regulatory capital requirements, increased costs, including deposit insurance premiums, regulation or prohibition of certain income producing activities or changes in the secondary market for loans and other products; (x) the impact of changes in financial services policies, laws and regulations, including laws, regulations and policies concerning taxes, banking, securities and insurance, and the application thereof by regulatory bodies; (xi) the impact of changes in laws, regulations and policies affecting the real estate industry; (xii) the effect of changes in accounting policies and practices, as may be adopted from time to time by bank regulatory agencies, the Securities and Exchange Commission (the “SEC”), the Public Company Accounting Oversight Board, the Financial Accounting Standards Board or other accounting standards setting bodies; (xiii) the timely development of competitive new products and services and the acceptance of these products and services by new and existing customers; (xiv) the willingness of users to substitute competitors’ products and services for the Company’s products and services; (xv) the effect of acquisitions the Company may make, including, without limitation, the failure to achieve the expected revenue growth and/or expense savings from such acquisitions; (xvi) changes in the level of the Company’s nonperforming assets and charge-offs; (xvii) the Company’s involvement, from time to time, in legal proceedings and examination and remedial actions by regulators; (xviii) potential exposure to fraud, negligence, computer theft and cyber-crime; (xix) the Company’s ability to pay dividends; (xx) the Company’s involvement as a participating lender in the PPP as administered through the U.S. Small Business Administration; (xxi) expenses related to the Company’s proposed merger with Bay Banks, unexpected delays related to the merger, or the inability to obtain regulatory and shareholder approvals or satisfy other closing conditions required to complete the merger; and (xxii) other risks and factors identified in the “Risk Factors” sections and elsewhere in documents the Company files from time to time with the SEC.

Five Quarter Summary of Selected Financial Data

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars and shares in thousands, except per share data)	2020	2020	2020	2019	2019
	Unaudited	Unaudited	Unaudited	Unaudited	Unaudited
Income Statement Data:
Interest and Dividend Income	$14,444	$13,167	$10,423	$8,457	$8,118
Interest Expense	2,615	2,522	2,400	2,577	2,682

Net Interest Income	11,829	10,645	8,023	5,880	5,436
Provision for Loan Losses	4,000	3,500	575	277	570

Net Interest Income After Provision for Loan Losses	7,829	7,145	7,448	5,603	4,866
Noninterest Income	17,748	16,524	4,998	4,541	4,973
Noninterest Expenses	18,812	15,807	11,338	9,628	8,206

Income before income taxes	6,765	7,862	1,108	516	1,633
Income tax expense (benefit)	1,707	1,644	267	(17)	380

Net income	5,058	6,218	841	533	1,253
Net income attributable to noncontrolling interest	4	4	(9)	(3)	(3)

Net income attributable to Blue Ridge Bankshares, Inc.	$5,062	$6,222	$832	$530	$1,250

Per Common Share Data:
Net income-basic	$0.88	$1.10	$0.15	$0.10	$0.28
Net income-diluted	0.88	1.10	0.15	0.10	0.28
Dividends declared	0.1425	0.1425	0.1425	0.1425	0.1425
Book value per common share	17.47	16.83	15.95	16.32	15.09
Tangible book value per common share	13.47	12.72	11.80	12.14	14.00
Balance Sheet Data:
Assets	$1,523,299	$1,585,798	$1,027,605	$960,811	$736,238
Loans held for investment	1,039,180	1,021,465	670,935	646,834	460,878
Loans held for sale	193,122	127,796	90,019	55,646	80,255
Securities	123,329	114,003	120,254	128,897	142,712
Deposits	915,266	965,857	769,160	722,030	520,280
Subordinated Debt, net	24,489	24,472	9,809	9,800	9,792
Other borrowed funds	459,611	478,412	140,900	124,800	129,600
Total equity	99,930	95,159	90,274	92,338	65,597
Average common shares outstanding – basic	5,719	5,659	5,664	4,588	4,347
Average common shares outstanding – diluted	5,719	5,659	5,664	4,588	4,347
Financial Ratios:
Return on average assets *	1.30%	1.90%	0.34%	0.25%	0.69%
Return on average equity *	20.74%	26.83%	3.68%	2.70%	7.73%
Total loan to deposit ratio	134.64%	119.99%	98.93%	97.29%	104.01%
Held for investment loan to deposit ratio	113.54%	106.76%	87.23%	89.59%	88.58%
Net interest margin	3.26%	3.19%	3.71%	3.46%	3.16%
Cost of deposits	0.64%	0.65%	0.95%	1.29%	1.35%
Efficiency ratio	73.55%	66.78%	91.10%	94.91%	83.40%
Capital and Credit Quality Ratios:
Average Equity to Average Assets	6.26%	7.07%	9.18%	9.31%	8.90%
Allowance for loan losses to loans held for investment	1.17%	0.80%	0.73%	0.71%	0.96%
Nonperforming loans to total assets	0.30%	0.39%	0.50%	0.54%	0.78%
Nonperforming assets to total assets	0.30%	0.39%	0.50%	0.54%	0.78%
Net charge-offs to total loans held for investment	0.01%	0.02%	0.04%	0.02%	0.05%
Net charge-offs to average loans held for investment (Annualized)	0.03%	0.09%	0.15%	0.08%	0.19%
Reconciliation of Non-GAAP Disclosures (Unaudited):
Tangible Common Equity:
Common equity (GAAP)	$99,930	$95,159	$90,274	$92,338	$65,597
Less: Goodwill and amortizable intangibles	(22,914)	(23,264)	(23,456)	(23,633)	(4,722)

Tangible common equity (Non-GAAP)	$77,016	$71,895	$66,818	$68,705	$60,875
Total shares outstanding	5,719	5,654	5,661	5,659	4,347
Book Value per Share (GAAP)	$17.47	$16.83	$15.95	$16.32	$15.09
Tangible Book Value per Share (Non-GAAP)	$13.47	$12.72	$11.80	$12.14	$14.00

*	Annualized

Blue Ridge Bankshares, Inc.

Consolidated Balance Sheets

	(Unaudited)	(Audited)	(Unaudited)
	September 30,	December 31,	September 30,
	2020	2019	2019
ASSETS
Cash and due from banks	$77,596,236	$60,026,071	$22,317,907
Federal funds sold	—	480,000	285,000
Investment securities
Securities available for sale (at fair value)	113,888,827	108,571,161	121,739,785
Securities held to maturity	—	12,192,139	13,117,160
Restricted investments	9,440,580	8,133,519	7,855,079

Total Investment Securities	123,329,407	128,896,819	142,712,024
Loans held for sale	193,121,852	55,646,215	80,255,143
Loans held for investment	1,039,180,070	646,833,864	460,878,329
Allowance for loan losses	(12,123,387)	(4,572,371)	(4,404,593)

Net Loans Held for Investment	1,027,056,683	642,261,493	456,473,736
Bank premises and equipment, net	14,946,576	13,650,556	3,457,100
Bank owned life insurance	15,012,705	14,734,261	8,870,920
Goodwill	19,892,331	19,914,942	3,306,664
Other intangible assets	3,022,085	3,718,319	1,415,123
Other assets	49,321,294	21,482,629	17,144,336

Total Assets	$1,523,299,169	$960,811,305	$736,237,953

LIABILITIES
Demand deposits
Noninterest bearing	$278,583,746	$177,819,205	$91,840,165
Interest bearing	303,051,674	220,776,065	160,302,009
Savings deposits	73,273,954	62,479,898	31,352,186
Time deposits	260,356,861	260,954,991	236,786,100

Total Deposits	915,266,235	722,030,159	520,280,460
Federal funds purchased	135,000	—	—
Other borrowed funds	459,475,705	124,800,000	129,600,000
Subordinated debt, net of issuance costs	24,489,071	9,800,434	9,791,964
Other liabilities	24,003,294	11,843,037	10,968,831

Total liabilities	1,423,369,305	868,473,630	670,641,255
STOCKHOLDERS’ EQUITY
Common stock, no par value, authorized – 25,000,000 shares; outstanding – 5,718,621 shares at 9/30/20, 5,658,585 shares at 12/31/19, and 4,346,866 at 9/30/19)	66,555,535	66,204,739	38,731,340
Contributed equity	251,543	251,543	251,543
Retained earnings	35,107,023	25,428,056	25,516,493
Accumulated other comprehensive income	(2,210,138)	229,051	876,027

Total Stockholders’ Equity	99,703,963	92,113,389	65,375,403

Noncontrolling interest	225,901	224,286	221,295

Total Equity	99,929,864	92,337,675	65,596,698

Total Liabilities and Equity	$1,523,299,169	$960,811,305	$736,237,953

Blue Ridge Bankshares, Inc.

Consolidated Statements of Income

	(Unaudited)	(Unaudited)
	Nine Months	Nine Months
	Ended	Ended
	September 30, 2020	September 30, 2019
INTEREST INCOME
Interest and fees on loans held for investment	$33,346,074	$18,307,079
Interest and fees on loans held for sale	2,420,270	1,333,271
Interest on federal funds sold	1,948	5,995
Interest and dividends on taxable investment securities	2,146,553	2,601,462
Interest and dividends on nontaxable investment securities	119,481	182,651

Total Interest Income	38,034,326	22,430,458

INTEREST EXPENSE
Interest on savings and interest bearing demand deposits	1,191,818	1,194,254
Interest on time deposits	3,697,433	3,296,668
Interest on borrowed funds	2,648,245	2,452,149

Total Interest Expense	7,537,496	6,943,071

Net Interest Income	30,496,830	15,487,387

PROVISION FOR LOAN LOSSES	8,075,000	1,465,000

Net Interest Income after Provision for Loan Losses	22,421,830	14,022,387
OTHER INCOME
Service charges on deposit accounts	668,804	458,724
Earnings on investment in life insurance	278,444	874,337
Gain on sale of mortgages and brokerage income	31,968,720	10,966,532
Mortgage servicing income	3,241,070	—
Gain (loss) on disposal of assets	(115,620)	2,080
Gain (loss) on sale of securities	208,836	85,666
Gain (loss) on sale of OREO	—	(33,399)
Gain on sale of guaranteed USDA loans	778,559	298,288
Other noninterest income	2,241,377	1,602,888

Total Other Income	39,270,190	14,255,116

OTHER EXPENSES
Salaries and employee benefits	30,140,768	14,148,864
Occupancy and equipment	2,653,339	1,867,813
Data processing	1,799,268	1,068,695
Legal, issuer, and regulatory filing fees	2,072,806	929,851
Advertising	517,638	606,854
Communications	536,447	334,450
Debit card	465,365	241,914
Directors fees	335,104	174,050
Audits and examinations	290,737	175,026
FDIC insurance	567,926	256,000
Other contractual services	870,432	269,626
Other taxes and assessments	748,405	746,361
Other operating	4,958,570	2,397,958

Total Other Expenses	45,956,805	23,217,462

Income before Income Taxes	15,735,215	5,060,041
INCOME TAX EXPENSE	3,618,349	989,296

Net Income	12,116,866	4,070,745
Net Income attributable to noncontrolling interest	(1,614)	(21,251)

Net Income attributable to Blue Ridge Bankshares, Inc.	$12,115,252	$4,049,494
Net Income Available to Common Stockholders	$12,115,252	$4,049,494

Earnings per Share	$2.13	$1.01

Weighted Average Shares Outstanding	5,680,930	3,998,267

	(Unaudited)	(Unaudited)
	Three Months	Three Months
	Ended	Ended
	September 30, 2020	September 30, 2019
INTEREST INCOME
Interest and fees on loans held for investment	$12,667,320	$6,363,731
Interest and fees on loans held for sale	1,112,631	562,877
Interest on federal funds sold	292	2,006
Interest and dividends on taxable investment securities	633,713	1,133,468
Interest and dividends on nontaxable investment securities	30,403	55,904

Total Interest Income	14,444,359	8,117,986

INTEREST EXPENSE
Interest on savings and interest bearing demand deposits	325,226	457,231
Interest on time deposits	1,189,521	1,305,869
Interest on borrowed funds	1,100,716	918,999

Total Interest Expense	2,615,463	2,682,099

Net Interest Income	11,828,896	5,435,887

PROVISION FOR LOAN LOSSES	4,000,000	570,000

Net Interest Income after Provision for Loan Losses	7,828,896	4,865,887
OTHER INCOME
Service charges on deposit accounts	214,529	171,151
Earnings on investment in life insurance	93,738	58,915
Gain on sale of mortgages and brokerage income	14,399,627	3,942,644
Mortgage servicing income	1,644,739	—
Gain (loss) on disposal of assets	(112,066)	—
Gain (loss) on sale of securities	208,836	85,666
Gain on sale of guaranteed USDA loans	515,631	251,768
Other noninterest income	784,086	462,749

Total Other Income	17,749,120	4,972,893

OTHER EXPENSES
Salaries and employee benefits	11,880,126	5,078,753
Occupancy and equipment expenses	921,692	627,281
Data processing	674,522	412,632
Legal, issuer, and regulatory filing fees	1,536,062	295,187
Advertising expense	164,827	191,448
Communications	214,436	122,781
Debit card expenses	136,999	81,627
Directors fees	219,704	51,750
Audits and examinations	98,894	86,885
FDIC insurance expense	187,150	86,000
Other contractual services	515,995	89,292
Other taxes and assessments	279,617	257,056
Other noninterest expense	1,982,129	825,627

Total Other Expenses	18,812,153	8,206,319

Income before Income Taxes	6,765,863	1,632,461
INCOME TAX EXPENSE	1,706,805	379,322

Net Income	5,059,058	1,253,139
Net Income attributable to noncontrolling interest	3,945	(3,075)

Net Income attributable to Blue Ridge Bankshares, Inc.	5,063,003	1,250,064

Net Income Available to Common Stockholders	$5,063,003	$1,250,064

Earnings per Share	$0.88	$0.29

Weighted Average Shares Outstanding	5,718,621	4,346,866